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Exhibit 99.1

PacificNet (Nasdaq:PACT) Reports First-Ever Net Profit in Q2, 2003

HONG KONG--(MARKET WIRE) -- August 8, 2003 -- PacificNet Inc. (Nasdaq:PACT), a leading provider of value-added telecom services, SMS, CRM and call center services in Greater China, reported results for the second quarter ended June 30, 2003. The detailed financial statements can be found in PacificNet's Form 10-QSB filing at the SEC Edgar web site: www.sec.gov/cgi-bin/browse-edgar?CIK=0000815017&action=getcompany

Q2 Highlights

* Revenues of US$1,287,000, as compared to $704,000 from Q2 2002, an increase of 83% year-on-year. * Net Profit of US$136,000 or $0.03 per share as compared to loss of ($376,000) or ($0.09) from Q2 2002. * Operating Profit of US$477,000, as compared to a loss of ($223,000) from Q2 2002. * Profit Before Income Taxes, Minority Interest and Discontinued Operations of US$486,000, as compared to loss of ($202,000) from Q2 2002.
* Gross Margin increased to US$810,000 or 63% from $237,000 or 34%, an increase of 242% year-on-year.

Tony Tong, CEO of PacificNet, stated, "This is a milestone turn-around for PacificNet. We are pleased to report our first-ever net profit since our public listing in July 2000. As anticipated, our joint venture with International Elite
(IEL) is contributing the majority of PacificNet's revenues and profit. The joint venture is a compelling strategic move by PacificNet to capture part of the rapidly growing value-added telecom, SMS and CRM call center services market in Greater China. We plan to make further strategic acquisitions and joint ventures in the value-added telecom market in Greater China during 2003 to increase our customer base, revenues, profit and earnings per share (EPS)."

In December 2002, PacificNet announced board approval of the PacificNet Communications Joint Venture Contract signed between PacificNet and the shareholders of IEL. The joint venture operates one of the largest outsource call centers in China with 2000 staff in Guangzhou (awarded the ISO9002 certification) and provides value-added telecom, SMS and outsourced CRM call center services to China Unicom (NYSE:CHU), Sunday Communications (Nasdaq:SDAY), Dun & Bradstreet , Telecom Digital, SONY, Swire Travel, eLong.com, cTrip.com, and other leading telecom, travel, insurance and marketing companies in Hong Kong, Macao, Taiwan, and China. PacificNet helps its clients acquire new customers, retain existing customers, win back old customers, reduce costs and improve service quality and efficiency. With its leadership position as one of the largest CRM call centers in China, PacificNet aims to capture part of the rapidly growing CRM, telemarketing, customer database management and data-mining market in China.


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PacificNet has recently filed a preliminary 14a proxy for its upcoming annual stockholders' meeting. The terms of the equity joint venture contract are subject to the approval of the Company's stockholders at the annual meeting.

PacificNet's accounting treatment for the investment in the joint venture is full consolidation in accordance with SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," because the voting power authorizing all major operating and financing decisions for the joint venture rests with the board of directors. Further, the stockholders of IEL have agreed to grant the Company a proxy to vote its shares of the joint venture. Although formal stockholder approval will not be completed until its 2003 annual meeting of stock holders, the majority stockholder has preliminarily approved the transaction, therefore the results for the three months ended and for the six months ended June 30, 2003, of the Company include the operations of the joint venture.

About PacificNet

PacificNet Inc. (www.PacificNet.com) (Nasdaq:PACT) is a leading technology investment and management company that invests in customer relationship management (CRM) solutions, mobile applications, and telecommunications in Asia. The company grows by acquiring and managing growing technology and network communications businesses with established products and customers in Asia. PacificNet Communications Limited, a joint venture between PacificNet and IEL, aims to be a leading provider of value-added telecom services including call center, customer relationship management (CRM), telemarketing and data-mining services, and mobile data services such as short message service (SMS), multi-media message service (MMS), unified messaging service (UMS), location-based service (LBS), WAP and BREW-based CDMA applications, mobile payment and m-commerce services in the Greater China Region.

This news release contains forward-looking statements. Actual results may differ from any forward-looking statements contained in this news release due to a number of factors that could adversely affect PacificNet's business, financial condition, operating results and stock price. These factors are discussed in more detail in PacificNet's filings with the SEC at www.sec.gov.

IR CONTACTS

Victor Tong or Jacob Lakhany
PacificNet Inc.
Tel: 605-229-6678
Fax: 605-229-0394
Email: ir@pacificnet.com